CORRECTING and REPLACING -- Zeros & Ones, Inc. Relisted on OTC Bulletin Board

HOLLYWOOD, Calif., Nov. 7, 2006 (PRIMEZONE) -- In a press release issued on Oct. 17, 2006, note that in the first paragraph the Company incorrectly stated that it was cleared by the Securities and Exchange Commission. The corrected release follows:

Zeros & Ones, Inc. (OTCBB:ZROS), a digital media and technology holding company, announced that the Company is now re-listed on the OTC Bulletin Board after the NASD cleared a request by a market-maker to enter quotations for Zeros and Ones, Inc. on the OTC Bulletin Board.

"One needs a solid foundation in order to build a world-class company and this event represents a significant milestone in our business plan," said Mark M. Laisure, Chairman and CEO of Zeros & Ones. "We can now more aggressively pursue selected acquisitions, strategic alliances, and expansion of the company's management in conjunction with RocketStream's upcoming product release."

About Zeros & Ones

Founded in 1994, Zeros & Ones (OTCBB:ZROS) is a digital media and technology holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions. The company intends to work with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer.

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

CONTACT:	Zeros & Ones, Inc. (800) 710-ONES www.zerosones.com